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                          AMENDMENT TO EMPLOYMENT AGREEMENT
                      BETWEEN WEST SUBURBAN BANK AND [EXECUTIVE]
                      ------------------------------------------


    WEST SUBURBAN BANK ("Institution") and ____________________ ("Executive") executed a certain Employment Agreement ("Agreement"), effective
________________, wherein they reserved the joint right to modify or amend said Agreement in writing at any time in whole or in part.

    WHEREAS, the Institution is desirous of amending the Agreement in certain respects and retaining the services of Executive; and

    WHEREAS, the Executive is willing to accept such amendments and to continue to serve in the employ of the Institution.

    NOW, THEREFORE, in consideration of the Institution continuing to retain the services of the Executive and for the Executive to continue to serve in the employ of the Institution and for other good and valuable consideration in hand paid, the parties hereto agree to amend said Agreement effective January 1, 1996, as follows:

    1.   Section 2.(a) is hereby amended to read as follows:

                "(a) The period of Executive's employment under this Agreement shall be deemed to have commenced as of January 1, 1996 (the "Effective Date") and shall continue for a period of thirty-six (36) full calendar months thereafter.

         Each year the Board shall review the performance of the Executive and if it deems appropriate, it may extend the Agreement for an additional twelve (12) calendar months, resulting in an Agreement term of thirty-six
    (36) full calendar months beginning with the next annual anniversary of the Effective Date. If the Board should decide not to continue the Agreement, written notice shall be provided to Executive, at least sixty (60) days and not more than one hundred twenty (120) days prior to any such anniversary date, that his employment shall cease at the end of twenty-four (24) months following the next anniversary date. In the event that Executive continues in the full-time employ of the Institution, such continued employment shall be subject to the terms and conditions of this Agreement, as may be amended from time to time."

     2.   Section 2.(b) is hereby amended to read as follows:

                 "(b) Executive shall have such authority and responsibility as is customarily or appropriately vested in the______________________________ of the Institution and as from time to time may be prescribed by the Board, provided such authority and responsibility is consistent with Executive's present authority and responsibilities and with Executive's position as the______________________.




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                During the period of the Executive's employment hereunder, the
    Executive shall devote his best efforts and full business time, energy, skills and attention to the business and affairs of the Institution. The Executive's duties and authority shall consist of and include all duties and authority customarily performed and held by persons holding equivalent positions with business organizations similar in nature and size to the Institution, as such duties and authority are reasonably defined, modified and delegated from time to time by the Board, or as may be provided in a mutually agreed upon employment description.

                With the approval of the Board, as evidenced by a resolution of such Board, adopted from time to time, Executive may serve, or continue to serve, on the Boards of Directors of, and hold any other offices or positions in, companies or organizations, which, in such Board's judgment, will not present any conflict of interest with the Institution or materially affect the performance of Executive's duties pursuant to this Agreement. In addition, Executive may devote such time and attention to community and civic activities of various organizations of which he may be a member and other activities as he may in his discretion determine to be appropriate, consistent with his authority and responsibilities hereunder."

    3. For all purposes of the Agreement, "Base Salary" shall mean the most recent Board determined annual salary plus the base amount provided under the Executive's Deferred Compensation Agreement then in effect, if any.

    4.   Section 4.(a) is hereby amended to read as follows:

                "(a) Upon the occurrence of an Event of Termination (as herein defined) during the Executive's term of employment under this Agreement, the provisions of Section 5 shall apply. As used in this Agreement, an "Event of Termination" shall mean and include any one or more of the following: (i) the termination by the Institution of Executive's full-time employment hereunder for any reason other than pursuant to Sections_________; or (ii) Executive's resignation from the Institution's employ, upon (A) any material change by the Institution in Executive's function, title, authority, or responsibilities, which change would cause Executive's position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1, above, and any reduction in Executive's salary and benefits hereunder provided (and any such material change without Executive's consent shall be deemed a continuing breach of this Agreement); (B) without Executive's consent, any liquidation or dissolution of the Institution or a consolidation or merger of the Institution or any company acquiring control of the Institution; (C)in the event of the creation of a holding company to acquire the Institution ("Prospective Holding Company"), the liquidation or dissolution, or a consolidation or merger made without Executive's consent, in which the Institution or Prospective Holding Company is not the surviving entity, or the transfer of all or substantially all of the assets of the Institution or Prospective
    Holding Company in a transaction in which the Institution or Prospective Holding Company is not the surviving


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    entity; (D) any other breach of this Agreement by the Institution; or (iii)
    without Executive's consent, a Change in Control (as herein defined).
    Upon the occurrence of any event described in clauses (ii)(A) through (D) above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than thirty (30) days' prior written notice to the Institution given within a reasonable period of time not to exceed, except in case of a continuing breach, six
    (6) calendar months after the event giving rise to said right to elect.
    Upon the occurrence of a Change in Control, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than thirty (30) days' prior written notice to the Institution given within a reasonable period of time not to exceed twenty-four (24) calendar months after the Change in Control has occurred.

         For purposes of this Agreement, a "Change in Control" of the Institution shall be defined as a person, acting directly or indirectly or through or in concert with one or more other persons, who shall acquire control of the Institution through a purchase, assignment, transfer, pledge, or other disposition of voting stock of the Institution; provided that, without limitation, such a Change in Control shall be deemed to have occurred if any "person" or "group acting in concert" is or becomes the "beneficial owner" (as defined in Rule 13d-3 issued under the Exchange Act) or otherwise acquires the beneficial ownership, directly or indirectly, of fifty percent (50%) or more of any class of security of the Institution or Prospective Holding Company, or any combination of common stock or other securities, rights, options or warrants that are convertible into or otherwise carry the right to acquire, shares of any class of security that would constitute, upon such conversion or the exercise of such right, fifty percent (50%) of any class of equity security of the Institution or Prospective Holding Company after giving effect to such conversion or exercise.

         The term "person" includes an individual, a group acting in concert, a corporation, a partnership, a trust, an association, a joint venture, a pool, a syndicate, a sole proprietorship, an unincorporated organization or similar organization as defined in 12 C.F.R. SECTION 574.2(1). The term "acquire" when used with respect to stock means obtaining ownership, control, power to vote or sole power of disposition of stock, directly or indirectly or through one or more transactions or subsidiaries, through purchase, assignment, transfer, exchange, succession or other means, including: (i) an increase in percentage ownership resulting from a redemption, repurchase, reverse stock split or a similar transaction involving other securities of the same class; and (ii) the acquisition of stock by a group of persons and/or companies acting in concert which shall be deemed to occur upon the formation of such group, provided that an investment advisor shall not be deemed to acquire the voting stock of it advisee if the advisor: (a) votes the stock only upon instruction from the beneficial owner; and (b) does not provide the beneficial owner with advice concerning the voting of such stock. The term "security" includes nontransferable subscription rights issued pursuant to a plan of conversion, as well as a "security," as defined in 15 U.S.C. SECTION 78c(2)(10); and the term "acting in concert" means: (i) knowing participation in a joint activity or interdependent conscious


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    parallel action towards a common goal whether or not pursuant to an express agreement; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. Further, acting in concert with any person or company shall also be deemed to be acting in concert with any person or company that is acting in concert with such other person or company.

         Notwithstanding the above definitions, the Board, in its absolute discretion, may make a finding that a Change in Control of the Institution has taken place without the occurrence of any or all of the events enumerated above."

     5.   Section 5.(a) is hereby amended to read as follows:

                "(a) Upon the occurrence of an Event of Termination or a Change in Control of the Institution followed by the Executive's voluntary or involuntary severance of employment as defined under Section 4(a), the Institution shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to three (3) times the "Base Salary" paid to Executive for the period immediately preceding Executive's termination. Such payment shall be made in a lump sum within thirty (30) days of the date of severance of Executive's employment."

     6.   Section 5.(e) is hereby amended to read as follows:

                 "(e) Notwithstanding the preceding paragraphs of this Section 5, in the event that:

                     (i) the aggregate payments or benefits to be made or afforded to Executive under the Change in Control provisions of paragraphs (a) and (c), of this Section 5 (the "Termination Benefits") would be deemed to be an "excess parachute payment" under Section 280G of the Code or any successor thereto; and


                     (ii) if such Termination Benefits were reduced to an amount (the "Non-Triggering Amount"), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive's "base amount," as determined in accordance with said Section 280G of the Code, and the Non-Triggering Amount would not be deemed to be an "excess parachute payment under Section 280G of the Code, then the Termination Benefits shall be reduced to the Non-Triggering Amount. The allocation of the reduction required hereby among the Termination Benefits provided by the preceding paragraphs of this Section 5 shall be determined by Executive. In the event that Executive receives the Non-Triggering amount pursuant to this paragraph (e) and it is subsequently determined by the Internal Revenue Service or judicial authority that Executive is deemed to have


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         received an amount in excess of the Non-Triggering Amount, the
         Institution shall pay to Executive an amount equal to the value of the payments or benefits in excess of the Non-Triggering Amount he is so deemed to have received."

     (Only for certain Agreements.)
     7.   Section 7.(b) is amended to read as follows:

                 "(b) The Institution will pay Executive, as disability pay, a payment bi-weekly equal to Eighty Percent (80%) of Executive's bi-weekly rate of Base Salary on the effective date of such termination. These disability payments shall commence on the effective date of Executive's termination and will end on the earlier of: (i) the date Executive returns to the full-time employment of the Institution, in the same capacity as he was employed prior to his termination for Disability and pursuant to an employment agreement between Executive and the Institution;
     (ii)Executive's full-time employment by another employer; (iii) Executive's sixty-fifth (65th) birthday; or (iv) Executive's death."

     8.   Section_____________ is hereby amended to read as follows:

          "____________ GOVERNING LAW.

         The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the United States and the State of Illinois."

    9.   New Section____________ is hereby added to read as follows:


         "____________ CONFIDENTIALITY AND LOYALTY.


         The Executive acknowledges that heretofore or hereafter during the course of his employment he has produced and may hereafter produce and have access to material, records, data, trade secrets and information not generally available to the public (collectively, "Confidential Information") regarding the Institution and its subsidiaries and affiliates. Accordingly, during and subsequent to termination of this Agreement, the Executive shall hold in confidence and not directly or indirectly disclose, use, copy or make lists of any such Confidential Information, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by the Institution, required by a law or any competent administrative agency or judicial authority, or otherwise as reasonably necessary or appropriate in connection with performance by the Executive of his duties hereunder. All records, files, documents and other materials or copies thereof relating to the Institution's business which the Executive shall prepare or use, shall be and remain the sole property of the Institution, shall not be removed from the Institution's premises without its written consent, and shall be promptly returned to the Institution upon termination of the Executive's employment hereunder. The Executive agrees to abide by the Institution's reasonable


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    policies, as in effect from time to time, respecting avoidance of interests conflicting with those of the Institution."

    In all other respects, the Institution and the Executive hereby confirm the Agreement, as herein amended, reserving to the Institution and the Executive the joint right further to amend or revoke, in whole or in part, the Agreement and this amendment thereto.


     IN WITNESS WHEREOF, the Institution and the Executive have signed this amendment this ______ day of ______________________, 199___.



EXECUTIVE                               BOARD OF DIRECTORS OF INSTITUTION


                                        By:______________________________
__________________________                 as authorized by resolution of
                                            the Board of Directors on

                                          _____________________, 199___.


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